Press Release

AVIS BUDGET GROUP ACQUIRES INTEREST IN
CAREY INTERNATIONAL

Investment in Leading Provider of Chauffeured Vehicles
Will Extend Range of Services that Avis Budget Can Offer
to Commercial and Leisure Travelers

PARSIPPANY, N.J. – October 23, 2007– Avis Budget Group, Inc. (NYSE: CAR) announced today that it has acquired a significant interest in Carey International Inc., the leading provider of chauffeured ground transportation services worldwide.  In connection with this transaction, Avis Budget Group invested approximately $60 million in cash and now owns approximately 45 percent of Carey’s common stock.  In addition, Avis Budget also obtained a one-year option to increase its ownership stake in Carey to approximately 80 percent, subject to certain conditions, which would likely include the assumption or repayment of Carey’s existing indebtedness.

Carey International, with approximately $250 million in revenue in 2006, is the market share leader in the approximately $5 billion chauffeured ground transportation category.  Carey offers its customers consistently superior premium service through the industry’s only franchise system.  Carey operates in 550 cities and 60 countries through its network of franchisees and alliance partners.

Avis Budget Group funded its investment with cash on hand and the investment is not expected to have a material impact on fourth quarter 2007 results.

“With this investment, Avis Budget Group expects to be able to offer corporate customers and travel partners the most complete portfolio of local ground transportation products and services available anywhere,” said Avis Budget Group Chairman and Chief Executive Officer Ronald L. Nelson.  “As the world’s premier chauffeured services brand, Carey provides premium-quality services across a broad geographic footprint, making it an ideal partner for Avis Budget.”

Carey International will continue to be led by its existing management team, including President and Chief Executive Officer Gary L. Kessler and Executive Vice President and Chief Financial Officer Mitchell J. Lahr, based out of Carey’s offices in Washington, D.C.  Carey’s existing investor group, led by Chartwell Investments, continues to hold a majority ownership position.

“We are tremendously excited about our new relationship with Avis Budget Group,”  Mr. Kessler said.  “The opportunities for us to leverage Avis Budget’s strong customer relationships, technological capabilities and vehicle services expertise will allow us to enhance service delivery to our clients and  strengthen our position as the leader in the chauffeured transportation industry.”

About Avis Budget Group, Inc.
Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

About Carey International Inc.
Carey International is the world’s premier chauffeured vehicle service and innovative, value-added transportation solutions provider with locations in 550 cities and 60 countries.  Since 1921, the Carey brand has represented uncompromising reliability and impeccable professionalism, safety, security, and quality.  Carey sets the standard for corporate sedan and limousine services and state-of-the-art ground transportation through the chauffeured transportation industry’s only franchise system.  Carey provides a full range of chauffeured vehicle and logistics services, including luxury airport transport, road shows, special events, and tours.  Certified professional chauffeurs, a fleet of luxury vehicles and an industry-leading quality assurance program help make Carey the clear industry leader.  Carey also has the only Meetings and Events division in the industry, providing end-to-end event transportation and meeting management services including planning, logistics, and on-site coordination.  For more information about Carey, please visit www.carey.com.

About Chartwell Investments
Chartwell Investments is a New York-based private equity firm that has completed over $2.5 billion in transactions.  Chartwell invests in middle market companies with strong market positions, sound business models and meaningful growth prospects.  Chartwell currently has investments in Carey International Inc., Richard Childress Racing, PPC Industries, Idaho Timber Corporation, and Goober Drilling.  For more information about Chartwell Investments, visit www.chartwellinvestments.com.

Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts.  Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, Carey’s ability to meet its future earnings goals, the ability of the two companies to achieve the desired synergies and our ability to successfully implement our strategic goals related to, and to derive the expected benefits from, our investment in Carey.  Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements.  In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release.  Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group's Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, included under headings such as "Forward-Looking Statements", “Risk Factors” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations".  Except for the Company's ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Media Contacts                                                                                              Investor Contact
Avis Budget Group:                                                                                           Avis Budget Group:
John Barrows                                                                                              David Crowther
(973) 496-7865                                                                                                (973) 496-7277

Carey International:
Stephanie Seacord
(603) 772-1835

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